Exhibit 99.2

CORPORATE PARTICIPANTS

Rory J. Cutaia, Founder, Chairman, and Chief Executive Officer

Jeff Clayborne, Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Jonathan Hickman, Ladenburg Thalmann

Jacob, Alliance Global Partners

PRESENTATION

Operator

Good afternoon, and welcome to the second quarter 2020 financial results conference call for VERB Technology Company, Inc. Please be advised, this call is being recorded at the company’s request. On our call today are Rory J. Cutaia, CEO; and Jeff Clayborne, CFO.

Before we begin, I would like to remind everyone that statements made during this conference call will include forward-looking statements under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which involve risks and uncertainties that could cause actual results to differ materially. Forward-looking statements speak only as of the date they are made, except as required by law, as the underlying facts and circumstances may change. VERB Technology Company disclaims any obligations to update these forward-looking statements as well as those contained in the company’s current and subsequent filings with the SEC.

The company also notes that in addition to these results under generally accepted accounting principles or GAAP discussed on this call, the company will also present 2 non-GAAP measures as supplemental measures of performance; quarterly recurring subscription revenue, or QRR; and annual recurring revenue, or ARR. Although QRR and ARR are commonly used by companies in the SaaS space, neither is a recognized measurement under GAAP and should not be considered as an alternative to the company’s net income, income from operations or any other performance measure derived in accordance with GAAP or as an alternative to cash flow from the company’s activities as a measure of liquidity.

I would now like to turn the call over to Rory J. Cutaia, CEO. Rory, you may begin.

Rory J. Cutaia

Thank you, and I thank everyone for joining us today for our 2020 second quarter financial results conference call. On today’s call, we will bring everyone up to date on our progress over the past 3 months, a time that for companies and investors alike, has been fraught with uncertainty.

Uncertainty arising from the continuing and potentially long lasting, if not permanent effects of COVID-19 on business, investments, and the economy at large, as well as uncertainty surrounding the ongoing social unrest, the upcoming election and the potential impact of these events on the capital markets.

I’ll discuss the measures we’ve implemented and the steps we’ve taken to mitigate that uncertainty for ourselves, our employees and certainly for our investors and how some of those initiatives have allowed us to deliver the best quarter in the history of our company.

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Jeff Clayborne, our CFO, will provide a more detailed review of our financial results for this period and at the end of the earnings call, we’ll hold a Q&A session.

So for those new to our company, we’re a software-as-a-service or SaaS applications platform developer. Our platform is comprised of a suite of sales enablement apps marketed on a subscription basis.

Our applications, available in both mobile and desktop versions, are offered as a fully integrated suite - as well as on a stand- alone basis. They include VERB CRM, our customer relationship management application; VERB Learn, our learning management system application; and VERB Live, our live broadcast - interactive video webinar and livestream ecommerce application.

Our suite of applications can be distinguished from other sales enablement products because they utilize our proprietary interactive video technology as the primary means of communication between sales and marketing professionals and their customers and prospects.

Moreover, the proprietary data collection and analytics capabilities of our applications inform our users in real time on their devices when and for how long their prospects have watched a video,

how many times they watched it and what they clicked on, which allow our users to focus their time and efforts on hot leads or interested prospects rather than on those that have not seen the video or otherwise expressed interest in the content.

Our clients report that these capabilities provide for a much more efficient and effective sales process, resulting in increased sales conversion rates.

We developed the proprietary patent-pending interactive video technology as well as several other patent-issued and patent-pending technologies that serve as the unique foundation for all of our platform applications.

As I talked about over the past year we’ve been focused on setting the table, building and shoring up the foundation upon which we are building, piece by carefully and strategically built piece, a world class organization with global aspirations.

In an effort to provide the kind of transparency I believe our shareholders deserve, not just our shareholders, who I consider our co-owners, but shareholders in any company, I’ve talked quite a bit about what we’re building, what’s coming, what we’re working on, and our evolving vision for this company.

But in the ‘I need it now, immediate gratification, Attention deficit disordered, put up or shut up social media mobile screen world, that has consumed our entire virtual existence, talk, and talk alone, doesn’t move the needle, results move the needle, measurable results, execution moves the needle. So today we’re going to talk about execution and measurable results.

The Company, and for those of you that are shareholders, your company, is really hitting its stride.

I’m proud to report that we had a record-breaking quarter even beating the preliminary guidance about our second quarter results that we released last month on July 13.

To provide a complete picture of the business, I’m going to discuss and compare the GAAP recognized quarterly recurring revenue reflected in our current 10-Q against prior periods.

I’m going to share the number of new client contracts executed in the quarter, and then I’m going to share the annual recurring revenue we expect to recognize from those contracts.

So starting with Q2 of 2019, which was the first full quarter we reported post NASDAQ listing and the launch of our verbCRM app, and continuing through Q2 of 2020, here’s our quarter-over-quarter SAAS recurring revenue growth as recognized by GAAP and reflected in our filed financials.

2019 Q2 was $858,000. Q3 was $953,000. Q4 was $995,000. 2020 Q1 was $1,057,000, and Q2, our currently reported quarter was $1,274,000.

That’s 5 consecutive quarters of SAAS revenue growth.

Again, these numbers represent the GAAP recognized SaaS revenue as reported on our financials as a component of our digital revenue.

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Comparing these results to last quarter, we have:

SaaS Revenue in Q2 of $1,274,000 which is up almost 21% over Q1 and reflects growth of almost 49% over the same period last year.

Total Digital Revenue in Q2 of $1,680,000 up almost 16% over Q1. Total Non-Digital Revenue in Q2 of $972,000 was up almost 9% over Q1. Total Combined Revenue in Q2 of $2,652,000 was up almost 13% over Q1.

In Q2 we executed 20 new client contracts – that’s almost double the 11 we signed in Q1, and if we go back a year ago, it’s 5 times the number we signed in the same period last year.

The base value of those contracts is $983,000. That’s growth of 65% over last quarter and 245% growth over the same period last year.

I say base value because base value only represents the minimum monthly guarantee over the life of the contract and during the upcoming months and over the life of the contract, we expect the individual users will add additional services and features, such as verbLIVE, and corresponding revenue that is not yet reflected in these numbers. It also represents $573,000 of annual recurring revenue. That’s growth of almost 92% over last quarter and 227% growth over the same period last year

A couple of other notable data points – we’re now at 1.49M user downloads up from 1.46 M as of June 30. And the investment community is beginning to take notice as we’ve recently added 1741 investors in just one week. I’ve said this before but it’s worth repeating. The monthly recurring subscription component of the digital revenue, our SAAS revenue, is very high-margin business, with gross margins above 80% and now it’s the largest and fastest growing component of our total revenue.

This revenue also commands the highest market multiples to calculate market value for the business and the corresponding per share value.

When we think of underlying business fundamentals, which, in our view, is the source of true market value, this is what we focus on. And this is what we believe value investors focus on.

So with growth of our SaaS business of almost 49% over last year and almost 21% over last quarter alone, I’m proud to report that our value creation initiatives are indeed producing measurable, quantifiable, and accelerating results.

So now let’s talk about what we’re doing to drive that growth further and faster – because yes – that’s impressive growth and certainly a lot to be proud of, especially during a global pandemic.

But we want hyper growth. We want to see this thing hit that tipping point where the revenue just takes off and share price follows and as an investor, I’ve invested $4M of my own dough in this, so like you I want to know what we’re doing to achieve that. Right?

So let’s talk about verbLIVE. As we announced last quarter, we began the limited release of verbLIVE, our groundbreaking interactive video live stream ecommerce and webinar platform. verbLIVE truly captures the value proposition of our entire company, delivering easy to use products that drive sales revenue by eliminating friction from the sales process. Essentially, verbLIVE is like Zoom but does something Zoom doesn’t – it gives the host the amazing almost magical ability to insert clickable buttons and product images on screen on which viewers can click right in the live stream broadcast, to purchase your products or services. For those of you who’ve seen a demo of it, you know it’s quite extraordinary and in the age of remote work and social distancing when many stores are closed, and for those that are open, people are afraid to go in to shop and browsing on Amazon is so 2010. We believe verbLIVE is a game changer. And that’s not just me saying it. Many who have seen it get it. I’m not sure I could overstate what we believe is an enormous value creation opportunity.

So how do we intend to market it and monetize it. So first off, you’ve seen the press release issued this morning about verbLIVE being available to Salesforce users in the Salesforce App Exchange Marketplace under the Salesforce Partner program. It will give every Salesforce user the ability to click on their contacts icon right in their Salesforce dashboard and from the drop-down menu they’ll see VERB LIVE.

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They click that and they can launch their own verbLIVE live stream ecommerce session and invite people directly from their Salesforce contacts list. Super cool. Very easy and a very effective sales generation add on tool for every Salesforce user. We’re charging $24.99 per month per user. We’re going to work with Salesforce to develop a marketing campaign to promote it heavily within the Salesforce ecosystem. We’ve already got some new features for the Salesforce version in QA that we’ll be releasing soon as well. So we expect that there will be a constant stream of new updates and features that we think users will love. As I’ve said before, we’re delivering on all our promises and we intend that Microsoft will be next one we announce. Stand by.

But back to that hyper growth we all want. So let’s talk about the low hanging fruit. At last count, we have, I believe, 17 of our existing clients that signed up for verbLIVE during the pre-launch marketing. Combined they represent a total addressable market of 465,350 users. So work through this analysis with me. Our penetration rates among our existing customers vary but on the low end its about 10%. So let’s say we only get 46,000 users to subscribe and pay for verbLIVE. We’re charging $9.99 to $14.99 per user per month for verbLIVE depending on the features and package for existing verbCRM users. So for this analysis, let’s go with the lower number of $9.99 per user. That means we have an existing total addressable market from the clients that have pre-signed for VerbLIVE of approx. $4.6M per month of recurring SaaS revenue of which, applying the low penetration rate of 10%, we believe we could capture approximately $460K of SaaS recurring revenue per month or approximately $5.5M of annual recurring revenue.

Let me provide some more color around the penetration rates. This is not like running ads on social media to a large target audience and predicting, or rather crossing our fingers and hoping we get adoption. Many of these are people who already have our verbCRM app on their mobile device to whom we can send very targeted messages with video demos of what verbLIVE can do for their business. And our platform is already into integrated many of the back office providers making adoption quick and easy.

Again that may be the realistic SaaS revenue potential from what we’ve already signed for verbLIVE among our existing customers before releasing it broadly to the global market.

Let me be clear here. This is a small part of our internal modeling. This is not to be interpreted by anyone as a guarantee of performance or results. This is a forward looking statement. So don’t go buy more shares based solely on this information. We encourage communication with our investors on a regular basis and many are writing to me saying release it to the full global market already. But as those of you who are familiar with massive product launches know, we need to make sure our projected usage models match our server capacity.

And while this falls once again squarely in the province of a forward-looking statement, our current projected usage models forecast far greater numbers than the 10% penetration rates for our existing signed customers that we projected 6 months ago and much greater numbers still when we add anticipated adoption rates from the as yet untapped market outside our existing business.

So we are working diligently to ramp up capacity BEFORE a larger launch to ensure that we don’t face service outages from overloaded servers. The fact is no matter what we do, we may end up having server overloads anyway as it’s difficult to predict the rate at which this could take off. But we have to do our best to be patient, thoughtful and cautious to make sure the users have the best experience as that is the recipe for exponential growth, or rather the hyper growth we’re shooting for.

As to other updates, our Japan operations are continuing to perform very well. In fact, I believe we launched another new client there this week. We’re also making progress on our own app store ecosystem I referenced in our last earnings call. We’re about to release a bundled service offering which includes a higher priced version of our verbCRM app bundled with a third-party tax app for sales professionals. And VERB was added to the Russell Microcap Index as part of the 2020 Russell indexes annual reconstitution.

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So as you can tell, despite the COVID-19 global pandemic, the remote work environment we’ve been in for the past 6 months, and all the social unrest and uncertainty in the world, we’re still focused and executing at a furious pace.

But that focus doesn’t mean we live in a bubble without regard to what’s happening in the world. We’re living through very difficult times. The social issues are inescapable and can no longer be ignored. At VERB our motto is inspire action and we’ve decided to apply that not only to the sales tools that we provide but also to ourselves. We believe every company should adopt and employ socially conscious programs no matter how big or small now more than ever for that’s how we inspire action in ourselves and in so doing inspire action in others to do their part. All of us need to do our part. Don’t get me wrong. I’m a capitalist through and through and I’m not suggesting for a minute that companies forego their profit motive because the fact is, it’s through those profits that we are then better able to assist those in need.

In that regard, we applaud NASDAQ for establishing and promoting their ESG Advisory Program. For those of you unfamiliar with ESG scores, it stands for environmental, social and governance and companies are now rated based upon how they stack up in each of those categories.

And today, more and more investors are taking ESG scores into account when contemplating an investment. According to NASDAQ, ESG information is no less relevant or useful to an investor in assessing the financial prospects and operational performance of a company than information channeled through traditional accounting practices. In fact 76% [corrected] of NASDAQ-listed companies now report at least one ESG metric on an annual basis. We intend to be among them and I’m proud to announce the launch of VERB for Humanity earlier this year.

We’ve been behind numerous socially conscious initiatives which you’ll find on our new verb for humanity website that we expect to launch in the coming weeks. With regard to the other events creating uncertainty in the world is the upcoming election and the potential post-election impact on the capital markets. We’ve all heard rumblings about the impact on the capital markets depending on which candidate is victorious on election day. And while we don’t profess to know one way or the other whether that’s true, we do believe it was incumbent on us to insulate ourselves and our shareholders from any risk or uncertainty to the extent we could.

As you know, we previously adopted a policy of only raising the capital we need for short predictable periods so as to minimize the dilutive effect of new share issuances. In hindsight, I’m not sure that policy has yielded the results we desired. However, back in April and May, as we looked forward toward our future capital needs, and specifically around the capital required for an intensive marketing campaign around verbLIVE, we were concerned that if we wait till we need capital again, the markets may be closed or we may encounter other issues related to the overall economy that might make a capital raise difficult. So in order to eliminate that uncertainty and the potential damaging consequences of not having access to capital as and when we needed it, we decided to pursue a larger offering now in order to ensure that our current business plans were fully funded well into next year and potentially beyond.

That led us to conduct a public offering to raise $8 to $10M but we wanted to raise capital through the issuance of straight common shares. No warrants which many told us might be difficult to achieve. As it turned out, the offering was extremely well received and not only did we raise the higher end of the offering, the $10M, but due to the demand from the investment community, we were able to upsize our offering by 15% and together with the exercise of the over-allotment by our underwriters, we were able to close on a total of $13.8M, well more than we intended, leaving us extremely well capitalized. That was closed several weeks ago on July 24 and you’ll see that cash on our balance sheet in the subsequent events section of our current filing. I’ll leave it to Jeff Clayborne to lay out the details of that transaction for you.

Finally, before I turn you over to Jeff, and in the spirit of transparency, we recently executed a letter of intent for another acquisition that will allow us to expand more rapidly into a desirable new business vertical for our products and services. Contracts are now out for review and when executed, potentially as soon as next week, we will disclose the full details for all of you in an SEC filing. If executed as we anticipate, the transaction is expected to close next month.

I’d now like to turn the call over to Jeff Clayborne, our Chief Financial Officer, for a more detailed review of our financial results.

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Jeff Clayborne

Thank you, Rory, and good afternoon everyone.

I’d like to review the financial highlights, as included in our Form 10-Q filed today, August 14, for the quarterly period ending June 30, 2020.

As Rory has discussed, we have been focused on growing our SaaS recurring subscription revenue. Total SAAS revenue for Q2 totaled $1.3 million, an increase of almost 21% from the $1.1 million reported last quarter, and an increase of almost 49% from the $858,000 reported for the same period last year. Total Digital revenue for Q2 totaled $1.7 million, an increase of almost 16% from the $1.5 million reported last quarter, and an increase of almost 16% from $1.5 million reported for the same period last year.

On a proforma basis Total SaaS revenue for the first 6 months of 2020 totaled $2.3 million, an increase of almost 42% from $1.6M reported for the same period last year. On a proforma basis Total digital for the first 6 months of 2020 totaled $3.1 million, an increase of almost 25% from $2.5 million reported for the same period last year.

Looking at our operating expenses we continue to add resources to our product team to support development of verbLIVE, plus enhancements to verbCRM and to our core platform to facilitate native integrations with Salesforce, Microsoft, Adobe, and other channel partners. Research and development for Q2 totaled $1.6 million, an increase of approximately 22% from the $1.3 million reported for the same period last year. On a proforma basis Research and development for the first 6 months of 2020 totaled $2.9 million, an increase of 12% from the $2.6 million reported for the same period last year. We’ve also had increases to general and administrative expenses attributed to increased labor and stock compensation expense to support growth, and increased facility costs at our corporate headquarters in Newport Beach, California. General and administrative expenses for Q2 totaled $4.0 million, an increase of approximately 24% from the $3.3 million reported in the same period last year. On a proforma basis General and administrative expenses for the first 6 months of 2020 totaled $7.5 million, an increase of approximately 16% from the $6.5 million reported in the same period last year.

As of June 30, 2020, cash totaled $1.4M. Total assets were $28.4 million, total liabilities were $18.9 million and total stockholders’ equity was $9.5 million. We had a couple notable changes to our balance sheet. We added $1.4 million in long-term debt, of which $1.2 million is a paycheck protection program loan that we believe will be completely forgiven that I’ll discuss in further detail in a moment, plus $150,000 associated with an economic injury disaster loan payable over 30 [corrected] years.

We’ve had a couple classification changes as $1.1 million of long-term related party debt and $521,000 of deferred incentive compensation is now classified as current. As Rory mentioned earlier, we’ve also been incredibly focused on properly capitalizing the Company to provide necessary growth capital and to manage the social and economic uncertainty. Some of the financing initiatives that occurred in the first 6 months of 2020 and subsequent to June 30, 2020 include the following:

On February 5, 2020, we initiated a private placement for the sale and issuance of up to 5 million restricted shares of our common stock at a per share price of $1.20, which represented a 20% discount to the then current $1.50 closing price of our common stock on the day the offering [corrected] was priced and is memorialized by executed subscription agreements. As a result of this private placement a total of 4,237,833 shares of common stock were subscribed for and issued for net proceeds of $4.4 million after direct costs.

On April 17, 2020, and we received loan proceeds in the amount of approximately $1.2 million on the Paycheck Protection Program or PPP. The PPP, established as part of the Coronavirus Aid Relief and Economic Security Act, provides for loans to qualifying businesses for amounts up to 2.5x the average monthly payroll expenses of the qualifying business. The loan and accrued interest are forgivable after the earlier of (i) 24 weeks after the loan disbursement date and (ii) December 31, 2020 as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels.

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To the extent any portion of the loan is not forgiven, it is payable over 2 years at an interest rate of 1% with a deferral of payments for the first 6 months. We have used and will continue to use the proceeds for solely for expenditures strictly in compliance with the terms of the PPP.

On July 24, 2020, we closed our Public Offering, and the Company issued and sold 12,545,453 shares of Common Stock which includes 1,636,363 shares of Common Stock sold pursuant to the exercise by the underwriters of an overallotment option for gross proceeds of $13.8M. Our net proceeds totaled $12.3 million after deducting the underwriting discounts, commissions and offering expenses.

As of today, there are 43,947,648 shares of our common stock issued and outstanding. Of the total number of common shares issued and outstanding, approximately 4.5 million shares or approximately 10% are owned or controlled by management and the Board members.

I’d like to turn the call back over to the Operator for Q&A. Operator?

Operator

Thank you. At this time, we will be conducting a question-and-answer session. If you would like to ask a question, please press star, one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star, two to remove yourself from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star key. One moment, please, while we poll for your questions.

Our first questions come from the line of Jon Hickman of Ladenburg Thalmann. Please proceed with your question.

Jonathan Hickman

Hey, Rory. Good afternoon. Could you talk a little bit about the sales success over the last month or so, as far as new accounts go, etc.? If you can, can you name names?

Rory J. Cutaia

Hey, Jon, how are you doing? Good to talk to you. Look, the Company, as you can see over the past quarter, has continued to add clients at, I think I’ve used the word furious already. Furious is, I think, appropriate.

We’ve added—let’s see. I think we’ve gotten—one, two, three, four, five, six, I think, just in the past couple of weeks. We’re really doing very, very well right now. I think that the market has finally begun to understand what we do and what our value proposition is, and look, we’re doing incredibly well. The Sales team is doing a great, great job.

We’ve beefed up the Sales team, we’ve added a bunch of people; we’ve added people on the Customer Support side, Customer Success. Some of the names that are in that list that I just talked about are names that you would recognize, they’re brand names, but without their permission, I would decline to name them right now. At some point, we’ll get their consent and we’ll put out press releases, and be happy to share those names.

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Jonathan Hickman

Okay. As far as your potential acquisition goes, is this technology you’re buying or are you buying customers?

Rory J. Cutaia

This is an operating business that has revenue and customers in a particular sector that we are very keen on, and that we’re very much looking forward to launching their combined product into that sector in the near-term. This is something that, believe it or not, through this crazy pandemic, the capital raise, traveling to Asia for the one right before that, we’ve been working on, doing due diligence, negotiating the deal. That it’s [corrected] been busy, busy, busy, is a ridiculous understatement. I think we’ve got this thing teed up to close next month.

Look, again, let me be clear, no guarantees of anything. Please don’t hold us to it. But we feel pretty good and confident about it.

Jonathan Hickman

Can you tell us if it’s going to be accretive?

Rory J. Cutaia

Yes, yes. We believe it will be accretive.

Jonathan Hickman

Okay, then one last question for me; you talked a lot about how verbLIVE is not yet generally available, you’ve kept it to select existing customers. I know it’s about server stuff and getting all the bugs out. Do you have any idea when it might be generally available? What are your targets?

Rory J. Cutaia

Yes, I mean, I’m targeting—generally available, two months ago, frankly. But I think we’re looking at sometime over the next several weeks.

Here’s the bottom line. This thing is great, okay? We think it’s going to be an enormous value creation opportunity for all of our shareholders, and if we put it out and we get the kind of response that our models are predicting, the thing could just blow up and overload our servers, and people will not [corrected] have a great experience. I can’t let that happen.

Look, I may be totally wrong and nobody likes it, nobody cares; I don’t think so. But we’re building up our global infrastructure around this. We’re even looking at some private networks in order to make sure that it will work incredibly well no matter where you are in the world. I’m hopeful that, over the next several weeks, maybe that gets pushed into September, but that’s not going to stop us from beginning to generate revenue from it.

Look, we put it out, it’s now available in Salesforce, and it’s great. I was playing with it this morning. I think people are really going to like it. I think the first few Salesforce salespeople that begin using it, they’re going to tell everybody about it, because I think it’s just that cool. Because [corrected] if you’re selling something, we believe it’s probably the most effective way to sell anything right now.

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I suspect, just from word of mouth, that it’s [corrected] going to really take off. We are working on a plan that we’ll work with Salesforce on to really promote it within the whole Salesforce ecosystem. By the way, we’re already on the Microsoft integration and launch there too. There’s a lot going on. As to the Salesforce integration, we’ll begin generating revenue from that, and it’ll be within the universe of potential server use that we feel very, very confident that we can manage right now, on the existing infrastructure, that frankly, we planned for when we did our initial modeling around this [corrected].

But over the past couple of months, as we continued to assess the market and we see what the response is and update our modeling, it became clear to us that this could be way bigger than what we had originally intended. That’s why we’re being cautious and doing it the right way.

Jonathan Hickman

Okay. Just, if I was Zoom and I wanted to duplicate this interactive capability, what kind of head start do you think you have and kind of protection?

Rory J. Cutaia

We’ve got terrific IP protection around it, we’ve got a pretty meaningful head start. Some of our investors who have been with us a long time know this is something I’ve been talking about doing for the past three years, so it’s been a long process; a lot of fits and starts. The technology’s pretty complicated behind it, and because we were right out in front of this before everyone else, we’ve got some terrific IP protection already in place.

I think we have a meaningful head start, but I will add this. The market for this product is so massive. There could be 15 other companies offering the same thing, and it’s not going to change one bit for us. It’s that big.

Jonathan Hickman

Okay, well, thank you very much for answering my questions and congratulations on the quarter.

Rory J. Cutaia

Thank you.

Operator

Thank you. Our next question is coming from the line of Brian Kinstlinger of Alliance Global Partners. Please proceed with your question.

Jacob

Hi, everyone. This is Jacob on for Brian. Can you talk about the timing for the in-app purchasing release and when it’ll be available for all users; also, when you expect it will begin to have an impact on digital revenue?

Rory J. Cutaia

We’ve already released that; we release it company-by-company. That’s already in motion. We expect to see an impact, and we’ll report on that separately, in the next quarter so people will see that. Also, look, we like to be very transparent. As it progresses, we’ll put out press releases and let people know how it’s doing, but we’ve got great expectations for that.

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Jacob

Okay. You talked a bit about new customers in the last couple weeks, I think you said about six. Can you just talk about the new order flow that you’ve been seeing, kind of month-to-month, so from 2Q going into July and August?

Rory J. Cutaia

Let’s see, I’m just going to pull something up here that can give you more accurate information, give me a moment. What is that looking like? Let’s see. Since second quarter ended, it looks like we’ve got a total of 24, we’ve got 26 new customer proposals out. [corrected] Yes, so the deal flow’s been pretty impressive for us. But again, I can’t release names, but hopefully we’ll be able to put them out in press releases.[corrected]

In fact, I think what we’ll do to address this is, we will put out a press release listing the number of clients that were added recently; we probably won’t mention names, but we’ll put revenue numbers in so people can see exactly how this is ramping up, which is pretty nice. I think that would probably be the best way for us to deal with this so everyone can see what’s going on.

Jacob

You’ve added 26 from July until now, in August, right?

Rory J. Cutaia

Approximately, yes.

Jacob

Okay. Then, is this going to be reflected in the second half annual recurring revenue bookings?

Rory J. Cutaia

Yes.

Jacob

Okay, great. That’s all for me, thanks.

Rory J. Cutaia

Sure.

Operator

There are no further questions at this time. I would now like to turn the call back over to Management for any closing remarks.

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Rory J. Cutaia

We just want to say thank you, all of you, for your support. We feel lucky, we feel blessed, we feel super grateful for our team that is in there killing it every single day.

It’s taken us a period of time to get where we are, as I mentioned earlier in my remarks. We were setting the table, and now our shareholders will eat. We’re very proud of where we are, where we’re going, but this is really just the beginning, really, really, just the beginning.

I think that in the beginning of the call, there was some difficulty—I know I had some difficulty dialing in, so it’s possible that some people may have had questions who were not able to get in. I propose this; if you’ve got a question, send it to investors@verb.tech, and over the next week, I promise you that I’m going to read every single one of them, and I will respond to them.

Assuming you’re not trying to ellicit material non-public information, [corrected] I will respond to every one of them, because it’s important to me that you are as informed as an owner of this business, as an owner of this Company, as we are, or at least as we possibly can allow you to be. Please feel free to do that; I encourage that.

Again, on behalf of myself and everyone in the Company and our Board, thank you very much. We look forward to communicating again soon.

Operator

This does conclude today’s conference. You may disconnect your lines at this time. Thank you for your participation and have a great weekend.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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